INFORMATION
 101 South Hanley Road
 St. Louis, Missouri 63105
 314-863-1100

                                                          FOR IMMEDIATE RELEASE


               FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK
                      FOR THIRD QUARTER AND FULL YEAR 2001;

              COMPANY CONTINUES AGGRESSIVE LONG-TERM DEBT REDUCTION


St. Louis, Missouri,  September 10, 2001 - Furniture Brands International (NYSE:
FBN) commented today on its outlook for the third quarter and the balance of 2001.

The company said it expects third quarter 2001 sales to be down 9-10% from the same period last year, and third quarter earnings per share to be in the $0.25 to $0.27 range. The company also said it expects full year 2001 earnings per share to be in the $1.35 to $1.40 range. Both of these outlooks are consistent with previously announced guidance, and exclude certain charges for previously reported restructuring activities.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, said, "We continue to see weak order trends across most of our operating companies and product lines, particularly in our case goods businesses. The year-over-year comparisons are becoming less difficult, but we have yet to see any sustained improvement in order activity. We now expect the current soft business conditions to continue through the balance of this year."

"The previously announced plant closings are being implemented, with eight plants closed since the first of this year and three plants scheduled to close by the end of the third quarter. While we are still incurring costs associated with the closing of those facilities, all of those costs should be behind us by the end of the year. As a result, 2002 will see increased manufacturing efficiencies and higher operating profit margins."

Mr. Holliman continued, "Cash flow continues to be robust as we maintain our focus on reducing working capital and curtailing nonessential capital expenditures. During the first half of this year, we repaid $88 million in long-term debt. Our strong cash flow is enabling us to make further substantial debt reductions in the current quarter."

Mr. Holliman concluded, "Despite the current uncertainties in the economy, our business remains fundamentally sound and profitable. Recent business failures, both in manufacturing and in retail, are accelerating a consolidation in our industry that, in our opinion, is long overdue. We will continue to offer innovative and fashionable products, focus on long-term operating profitability, and exercise balance sheet discipline. We will emerge from the current economic softness a stronger company, positioned to achieve significant market share growth going forward."

Furniture Brands International is an industry-leading branded consumer products company manufacturing home furnishings under three of the most recognizable brand names in the furniture industry -- Broyhill, Lane and Thomasville. The company's products cover a broad spectrum of style and price categories and are distributed through an extensive network of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's expected earnings per share, profit margins, and cash flow, the effects of certain manufacturing realignments and other business strategies, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the report on Form 10-Q for the quarter ended June 30, 2001. The company also cautions investors that our forecast for the third quarter and the year 2001 represent our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.